UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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60 EAST 42ND STREET ASSOCIATES L.L.C.
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On May 11, 2012, Malkin Holdings L.L.C., the supervisor of 60 East 42nd St. Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant, Empire State Building Associates L.L.C., and 250 West 57th St. Associates L.L.C., respectively:

May 11, 2012

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C.

Dear Fellow Participant:

On May 8, 2012, we submitted our first amendment to our preliminary filing of the Form S-4 to the SEC. The SEC filing process is an iterative one in which we update information and respond to comments from the SEC reviewer. We also addressed frequently asked questions since our first filing. To read the new submission, please go to www.sec.gov. As a reminder, no action by you is required until the filing is declared effective by the SEC and the final consent solicitation documents are mailed to you, which is likely still months away.

History

Many participants in the three entities which are the subject of our filings (we already have all required authorizations from the 20 other entities involved) are not original investors. There are many second and third generation owners who have not read or reviewed the original formation documents. The ownership structures in which you are invested are important to understanding the structure of the proposed consolidation and IPO we will recommend when our filing is declared effective by the SEC.

Each one of the three subject entities covered by the preliminary filing was formed over 50 years ago. By that time, our founder Lawrence Wien was nationally recognized for offering investors the chance to participate in real estate ownership and receive income from major office and showroom buildings.

The Lessor/ Lessee Structure

Mr. Wien utilized an innovative two-tiered investment structure. With smaller-sized individual investments, a large number of investors bought into one entity (the “lessor”), which acquired the property interest subject to an operating lease to another entity formed simultaneously to operate the property (the “lessee”). The terms of your investment interest were disclosed at the time of every investment in the investment documents. So long as the structure remains in place, while the lessor in which these individuals are invested would also have to agree to a sale of the entire property, the lessor does not have any right to (i) operate the property, (ii) lease the property, (iii) direct repair and maintenance at the property, (iv) direct financing of the property, (v) decide what portion of property cash flow is reinvested and what portion is distributed, and/or (vi) direct sale of the property free of the operating lease.

Your entities are lessors. Each lessor entity was linked to a lessee at the inception of your investment. Each lease by each lessor to each lessee provides for a small, fixed rental payment to the lessor and a small fixed priority return to the lessee. Remaining profits of each lessee are split 50/50 between each lessor and lessee in the form of overage rent. A lessor’s interest can only be sold subject to its lease to the lessee, and a lessee’s interest can only be sold subject to its lease from the lessor. We believe the market will price a separate sale of a lessor’s interest at a material discount to the value of its interest, since the lessee makes all the decisions which determine the returns for the lessor position.

The Supervisor’s Recommendation

The supervisor supervises the operation of each lessor and lessee, and manages their relationship with each other. The supervisor supervises the preparation of financial statements, tax returns, operations and financing, and makes distributions to the investors in the lessor and lessee. The supervisor’s role is set forth in each entity’s organizational documents and has been consistent since each investment’s inception. The supervisor is Malkin Holdings. The supervisor since inception has been controlled by members of the family of Mr. Wien. His son-in-law Peter L. Malkin joined the supervisor in 1958 and was a member of the supervisor at the inception of the Empire State Building investment. The supervisor today is controlled by the two of us.

We believe that coordinated action by both entities in a two-tiered property represents the best approach to maximize value from your investment. The coordinated action we propose has been authorized by the other two-tiered properties and each of your respective lessees. That action will be submitted to a vote of the participants in your lessors, when the SEC declares our filing effective. Every sale of every prior lessor/lessee investment structure we have supervised has included the lessor and lessee positions together. In prior lessor/ lessee sales, the supervisor has overseen all aspects of the process – from allocation of value to choosing independent third-party valuation experts.

Other Disclosure

There are material risks and conflicts of interest associated with the consolidation. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary filing of the Form S-4 which has been filed with the SEC. While we believe that the terms of the consolidation are fair and in the best interests of participants, there can never be any guaranty that the consideration you will receive from the consolidation represents the fair market value of your interests.

Please remember, no decision on the consolidation is required now. No proxy solicitation on which a vote can be based will be available until the SEC review process is complete. We remain available to answer your questions within the limitations imposed under the securities laws. Please feel free to contact us with any question.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin		/s/ Anthony E. Malkin
Chairman	Peter L. Malkin	President	Anthony E. Malkin

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and each officer and director of them or of Empire State Realty Trust Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.